Exhibit 5.2

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

Phone:	(212) 885-5565
Fax:	(212) 885-5001

December 11, 2024

Ladies and Gentlemen:

We have acted as U.S. counsel to Quoin Pharmaceuticals Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (as it may be amended or supplemented from time to time, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale of the following securities (the “Offering”):ordinary shares, no par value, of the Company (“Ordinary Shares”) represented by American Depositary Shares (“ADSs”) and/or pre-funded warrants (the “Pre-Funded Warrants”) to purchase Ordinary Shares represented by ADSs (the Pre-Funded Warrant ADSs”), Series F warrants (the“Series F Warrants”) to purchase Ordinary Shares represented by ADSs (the “Series F Warrant ADSs”), and Series G warrants (the “Series G Warrants,” and, together with the Pre-Funded Warrants and the Series F Warrants, the “Warrants”) to purchase Ordinary Shares represented by ADSs (the “Series G Warrant ADSs, and, together with the Pre-Funded Warrant ADSs and the Series F Warrant ADSs, the “Warrant ADSs”). The proposed maximum aggregate offering price of the Warrant ADSs is $45,000,000. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In our capacity as U.S. counsel to the Company, we have reviewed the Registration Statement and the forms of the Warrants filed as exhibits thereto and the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

We have assumed further that the Company is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power, authority and legal right to issue the Warrants. We have assumed further that the Warrants will be duly authorized, executed and delivered by the Company.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

We have also assumed that the total number of Ordinary Shares represented by ADSs issuable upon exercise of the Warrants will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its governing documents. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, it is our opinion that, when the Registration Statement has become effective under the Securities Act and when the Warrants have been duly executed and delivered in accordance with their terms and have been duly issued and sold as contemplated in the Registration Statement, the Warrants will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, conservatorship and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; (v) provisions regarding choice of law or choice of jurisdiciction. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

Our opinion herein reflects only the application of applicable laws of the State of New York, and we have not considered, and we express no opinion as to, the laws of any other jurisdiction. This opinion is limited to the laws of the State of New York as in effect on the date hereof.

We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus which is part of said Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP